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                               [CHASE LETTERHEAD]



                                                                       EXHIBIT E

                                                              September 27, 2000

CHASE SECURITIES INC.
270 Park Avenue
New York, NY 10017-20070

Board of Directors
First Washington Realty Trust, Inc.
4350 East-West Highway, Suite 400
Bethesda, MD  20814

Members of the Board:

                 You have informed us that (i) USRP I, LLC, a Delaware limited liability company ("USRP I"), First Washington Realty Trust, Inc., a Maryland corporation (the "Company"), First Washington Realty Limited Partnership, a Maryland limited partnership and a subsidiary of the Company (the "Partnership"), and certain subsidiaries of the Company (such subsidiaries, together with the Company and the Partnership, the "Real Estate Sellers") propose to enter into a Real Estate Purchase Agreement (the "Real Estate Agreement"), which provides, among other things, for the purchase by USRP I of certain of the Real Estate Sellers' properties and the assumption of certain liabilities of the Real Estate Sellers pursuant to the terms and conditions of the Real Estate Agreement (the "Real Estate Purchase"), (ii) USRP LP, LLC, a Delaware limited liability company ("USRP LP"), and the Company propose to enter into a Limited Partnership Interest Purchase and Sale Agreement (the "LP Purchase and Sale Agreement"), which provides, among other things, for the purchase by USRP LP of all the Company's limited partnership interest in the Partnership pursuant to the terms and conditions of the LP Purchase and Sale Agreement (the "LP Purchase") and (iii) USRP GP, LLC, a Delaware limited liability company ("MergerCo"), US Retail Partners Limited Partnership, a Delaware limited partnership ("MergerLP"), the Company and the Partnership propose to enter into an Agreement and Plan of Merger (the "Merger Agreement" and, together with the Real Estate Agreement and the LP Purchase and Sale Agreement, the "Sale Agreements"), which provides, among other things, for the merger of the Company with and into MergerCo, pursuant to the terms and conditions of the Merger Agreement (the "Company Merger") and the merger of the Partnership with and into MergerLP (or, alternatively, a wholly-owned subsidiary of MergerLP), pursuant to the terms and conditions of the Merger Agreement (the "Partnership Merger" and, together with the Company Merger, the "Mergers"). Under the terms of the Sale Agreements, the LP Purchase and the Mergers are conditioned, among other things, on the consummation of the Real Estate Purchase. The Real Estate Purchase, the LP Purchase and the Mergers, taken together as a whole and not separately, are referred to herein as the "Transactions". The consideration payable by USRP I pursuant to the Real Estate Agreement, including the assumption of certain liabilities as provided therein, is referred to herein as the "Real Estate Consideration". The Real Estate Consideration and the consideration payable by MergerCo and MergerLP pursuant to the Merger Agreement, taken together as a whole and not separately, are referred to herein as the "Aggregate Consideration". The Sale Agreements, the proposed Master Agreement among USRP I, USRP LP, MergerCo, MergerLP, US Retail Partners, LLC, a Delaware limited liability company





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("Retail Partners"), and the Real Estate Sellers, and the proposed Voting
Agreement (as defined in the Merger Agreement) are referred to herein, collectively, as the "Agreements".

                 You have requested that we render our opinion (i) as to the fairness, from a financial point of view, to the Partnership of the Real Estate Consideration to be paid by USRP I pursuant to the Real Estate Agreement and
(ii) as to the fairness, from a financial point of view, to the Company and its shareholders and the Partnership and its partners of the Aggregate Consideration to be paid by USRP I, MergerCo and MergerLP pursuant to the Real Estate Agreement and the Merger Agreement.

                 In arriving at the opinion set forth below, we have, among other things:

         (a) reviewed drafts of the Agreements in the forms provided to us and have assumed that the final forms of such Agreements will not vary in any regard that is material to our analysis;

         (b) reviewed certain publicly available business and financial information we deemed relevant relating to the Company and the Partnership and the industries in which they operate;

         (c) reviewed certain internal non-public financial and operating data provided to us by the management of the Company and the Partnership relating to their businesses, including certain forecast and projection information as to future financial results of such businesses;

         (d) discussed with members of the senior managements and representatives of the Company and the Partnership, the Company's and the Partnership's operations, historical financial statements and future prospects, as well as such other matters as we deemed necessary or appropriate;

         (e) compared the financial and operating performance of the Company and the Partnership with publicly available information concerning certain other companies and businesses we deemed comparable and reviewed the relevant stock market information for such other companies;

         (f) reviewed the financial terms of certain recent business combinations and acquisition transactions we deemed reasonably comparable to the Transactions and otherwise relevant to our inquiry; and

         (g) made such other analyses and examinations as we have deemed necessary or appropriate.

                 We have assumed and relied upon, without assuming any responsibility for verification, the accuracy and completeness of all of the financial and other information provided to, discussed with, or reviewed by or for us, or publicly available, for purposes of this opinion and have further relied upon the assurances of management of the Company and the Partnership that they are not aware of any facts that would make such information inaccurate or misleading. We have neither made nor obtained any independent evaluations or appraisals of the assets or





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liabilities of the Company or the Partnership, nor have we conducted a physical inspection of the properties and facilities of the Company or the Partnership. We have assumed that the financial forecast and projection information provided to or discussed with us by or on behalf of Company and the Partnership have been reasonably determined on bases reflecting the best currently available estimates and judgments of the management of the Company and the Partnership as to the future financial performance of such companies. We express no view as to such forecast or projection information, or the assumptions upon which they were based.

                 In connection with the preparation of this opinion, we have not been authorized by the Company or the Partnership to solicit, nor have we solicited, offers from third parties for the acquisition of all or any part of the equity or assets of the Company or the Partnership.

                 For purposes of rendering our opinion we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Agreements are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreements and that all conditions to the consummation of the Transactions will be satisfied without waiver thereof. We have also assumed that all material governmental, regulatory or other consents and approvals will be obtained and that in the course of obtaining any necessary governmental, regulatory or other consents and approvals, or any amendments, modifications or waivers to any documents to which either of the Company or the Partnership are party, as contemplated by the Agreements, no restrictions will be imposed or amendments, modifications or waivers made that would have any material adverse effect on the contemplated benefits to the Company or the Partnership of the Transactions.

                 Our opinion herein is necessarily based on market, economic and other conditions as they exist and can be evaluated on the date of this letter. Our opinion is limited to the fairness, from a financial point of view, (i) to the Partnership of the Real Estate Consideration to be paid by USRP I pursuant to the Real Estate Agreement and (ii) to the Company and its shareholders and the Partnership and its partners of the Aggregate Consideration to be paid by USRP I, MergerCo and MergerLP pursuant to the Real Estate Agreement and the Merger Agreement. In our review and analysis and in arriving at our opinions, we have not attempted to value any of the non-cash consideration being offered under the Merger Agreement to the holders of limited partnership interests in the Partnership and it is expressly understood that we are not rendering any opinion with respect to any non-cash consideration. Accordingly, for purposes of our opinions, we have assumed that all the limited partners of the Partnership will elect to receive cash consideration under the Merger Agreement. We express no opinion as to the merits of the underlying decision by the Company and the Partnership to engage in the Transactions. We also express no opinion as to the future trading value of the Company's common stock or the Partnership's units or the amounts that may ultimately be distributed to the holders of the Company's common stock or the Partnership's units in connection with the proposed liquidation of the Company. In addition, we express no opinion on matters of a tax, accounting or legal nature related to the Transactions. This opinion does not constitute a recommendation to any holder of equity interests in the Company or the Partnership as to how such holder should vote with respect to the Transactions.

                 Chase Securities Inc., as part of its financial advisory business, is continually engaged in the valuation of businesses and their securities in connection with mergers and





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acquisitions and valuations for estate, corporate and other purposes.  We have acted as financial advisor to the Company in connection with the Transactions and will receive a fee for our services, including for rendering this opinion, payment of a significant portion of which is contingent upon the consummation of the Real Estate Purchase. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. As we have previously advised you, The Chase Manhattan Corporation and its affiliates, including Chase Securities Inc., in the ordinary course of business, have from time to time, provided, and in the future may continue to provide, for customary compensation, commercial and investment banking services to the Company and Retail Partners and their respective affiliates (including, in the case of Retail Partners, the California Public Employees Retirement System).
In the ordinary course of business, we or our affiliates may trade in the debt and equity securities of the Company and affiliates of Retail Partners (including affiliates of the California Public Employees Retirement System) for our own accounts and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

                 Based upon and subject to the foregoing, we are of the opinion, as of the date hereof, that (i) the Real Estate Consideration to be paid by USRP I pursuant to the Real Estate Agreement is fair, from a financial point of view, to the Partnership and (ii) the Aggregate Consideration to be paid by USRP I, MergerCo and MergerLP pursuant to the Real Estate Agreement and the Merger Agreement is fair, from a financial point of view, to the Company and its shareholders and the Partnership and its partners.

                 This opinion is for the use and benefit of the Board of Directors of the Company in its evaluation of the Transactions and shall not be used for any other purpose without the prior written consent of Chase Securities Inc.

                                      Very truly yours,

                                      CHASE SECURITIES INC.